BioSpecifics Technologies Corp. Reports First Quarter 2019
Financial and Operating Results

- 14% year-over-year increase for BioSpecifics first quarter royalty revenues for XIAFLEX -
- Phase 1 clinical trial of uterine fibroids completed –
- BLA filing for XIAFLEX for treatment of cellulite expected in 2H19 -

LYNBROOK, NY – May 10, 2019 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company that originated and continues to develop collagenase-based therapies with a first in class collagenase-based product marketed as XIAFLEX® in the U.S. and Xiapex® in Europe, today announced its financial results for the first quarter ended March 31, 2019 and provided a corporate update.

“The first quarter of 2019 was an important time of internal execution as we worked through our path forward at BioSpecifics under our new leadership, with a focus on continued clinical and commercial advancements and driving long-term value. Importantly, we reported the full positive Phase 1 uterine fibroids data and are now assessing next steps for this medically necessary indication in women’s health, by working with our clinical partners as we further analyze the data to inform a Phase 2 study,” said Dr. Ron Law, Ph.D., J.D., Principal Executive Officer of BioSpecifics. “We are also pleased to see such encouraging increases in XIAFLEX net sales as well as improved patient access for both of our marketed indications and we look forward to the upcoming BLA filing of CCH for the treatment of cellulite, which is expected in the second half of 2019.”

First Quarter 2019 Financial Results

BioSpecifics reported net income of $4.4 million for the first quarter ended March 31, 2019, or $0.61 per basic share and $0.60 per share on a fully diluted basis, compared to net income of $4.0 million, or $0.55 per basic share and $0.54 per share on a fully diluted basis, for the same period in 2018.

Total revenue for the first quarter ended March 31, 2019 was $8.1 million, compared to $7.1 million for the same period in 2018. The increase in total revenues for the quarterly period was primarily due to royalties associated with higher net sales of XIAFLEX in Dupuytren’s contracture and Peyronie’s disease.

Research and development expenses for the first quarter ended March 31, 2019 were approximately $0.1 million compared to $0.2 million for the same period in 2018.

General and administrative expenses for the first quarter ended March 31, 2019 were $2.9 million, compared to $2.1 million for the same period in 2018.

Provision for income taxes for the first quarters ended March 31, 2019 and 2018 were $1.1 million, in each period.

As of March 31, 2019, BioSpecifics had cash and cash equivalents and investments of $88.1 million, compared to $82.0 million as of December 31, 2018.

As of March 31, 2019, BioSpecifics had 7.3 million shares of common stock outstanding.

Commercial & Pipeline Highlights and Anticipated Upcoming Milestones

  BioSpecifics’s Royalty Revenues from XIAFLEX Commercial Franchise Grew by 14% Year- Over-Year. The XIAFLEX commercial franchise royalty revenue growth was primarily attributable to underlying value growth in both Peyronie’s disease and Dupuytren’s contracture. The Company’s partner Endo International plc (Endo) continues to invest in growth initiatives to support the future increase in consumer awareness for both marketed indications.
  Full Phase 1 Uterine Fibroids Data Presented at 66th Annual SRI Scientific Meeting in March 2019: Data from the Phase 1 clinical trial of CCH for the treatment of uterine fibroids were presented at the 66th Annual Meeting of the Society of Reproductive Investigation (SRI) on March 14, 2019 in Paris, France. The reported data showed safety and statistically significant reductions in collagen content compared to control fibroids with a median reduction of 39 percent (p<0.05), as well as a 21 percent average reduction in density of collagen bundles. BioSpecifics and its clinical partners continue to analyze the full Phase 1 data to guide the design of a Phase 2 study of CCH for the treatment of uterine fibroids.
  New Phase 3 Cellulite Data Presented at 2019 Annual Meeting of the Academy of Dermatology in March 2019: Endo reported new data from the RELEASE-1 and RELEASE-2 Phase 3 studies during the “Late-breaking Research: Procedural Dermatology’” session at the 2019 Annual Meeting of the American Academy of Dermatology on March 2, 2019 in Washington, D.C. The reported data showed that a greater percentage of women treated with CCH (CCH vs. placebo: RELEASE 1, n=210 vs n=213; RELEASE-2, n=214 vs n=206) met the primary endpoint versus placebo in both the RELEASE-1 (P=0.006) and RELEASE-2 (P=0.002) studies. In addition, statistically significant improvements with CCH vs placebo were observed in eight of eight (RELEASE-1) and seven of eight (RELEASE-2) secondary endpoints. Other patient-centric endpoints were also evaluated, including improvement in the Subject Global Aesthetic Improvement Scale (S-GAIS), a five-point scale rating global aesthetic improvement in appearance, compared to pretreatment, as judged by the subject.

  BLA filing for CCH for Treatment of Cellulite Expected in 2H19: Endo reported that it expects to file its Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA) for CCH for the treatment of cellulite in the second half of 2019 with an expected commercial launch in the second half of 2020 subject to FDA approval.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for thirteen clinical indications to date. Injectable collagenase is marketed as XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture and Peyronie's disease by BioSpecifics' partner, Endo International plc (Endo). XIAFLEX® is also commercialized in Japan, Europe, Canada and Australia for Dupuytren's contracture and for Peyronie's disease in Canada, Europe and Australia. The CCH research and development pipeline includes several additional indications, including two Phase 3 clinical trials for the treatment of cellulite with top-line data reported in the fourth quarter of 2018 and a BLA submission expected in the second half of 2019 with an expected commercial launch in the second half of 2020. BioSpecifics is managing the development of CCH for the treatment of uterine fibroids. The full Phase 1 data were presented at the 66th Annual Society for Reproductive Investigation in March 2019. For more information, please visit www.biospecifics.com.

Forward-Looking Statements
This report includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, expected revenue growth, and the assumptions underlying or relating to such statements, are "forward-looking statements." These forward looking statements include statements regarding the timing of the submission by Endo, the approval by the FDA and the commercial launch of CCH for the treatment of cellulite.

In some cases, these statements can be identified by forward-looking words such as “expect,” “plan,” “anticipate,” “potential,” “estimate,” “can,” “will,” “continue,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on our current expectations and our projections about future events and various assumptions. There can be no assurance that we will realize our expectations or that our beliefs will prove correct. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the timing of regulatory filings and action; the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX® in their applicable territories; the market for XIAFLEX® in, and timing, initiation and outcome of clinical trials for, additional indications, which will determine the amount of milestone, royalty, mark-up on cost of goods sold, license and sublicense income that BioSpecifics may receive; the potential of XIAFLEX® to be used in additional indications; Endo modifying its objectives or allocating resources other than to XIAFLEX®; and other risk factors identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”), specifically in Part I, Item IA of the 2018 Annual Report under the heading “Risk Factors” and under the section “Management’s Discussion and Analysis.” All forward-looking statements included in this report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this report and, except as may be required by law, we assume no obligation to update these forward-looking statements.

BioSpecifics Technologies Corp.
Condensed Consolidated Income Statement
(Unaudited)

	Three months ended
	March 31,
	2019	2018
Revenues:
Royalties	$8,129,141	$7,085,000
Licensing revenue	-	4,409
Total Revenues	8,129,141	7,089,409
Costs and expenses:
Research and development	149,536	195,227
General and administrative	2,907,160	2,069,633
Total costs and expenses	3,056,696	2,264,860
Operating income	5,072,445	4,824,549
Other income:
Interest income	449,425	217,951
Other, net	-	14,678
	449,425	232,629
Income before income tax expense	5,521,870	5,057,178
Provision for income tax expense	(1,105,275)	(1,078,574)
Net income	4,416,595	3,978,604
Earnings per share:
Basic	$0.61	$0.55
Diluted	$0.60	$0.54
Shares used in calculation of earnings per share:
Basic	7,276,885	7,192,900
Diluted	7,338,128	7,303,336

BioSpecifics Technologies Corp.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2019	2018(1)
Cash and cash equivalents	$17,597,430	$13,176,452
Investments	70,534,775	68,806,977
Accounts receivable	16,476,790	16,518,687
Deferred tax assets	313,768	313,768
Working capital	97,830,762	95,730,439
Total assets	105,952,833	100,092,042
Total stockholders' equity	102,205,323	97,588,520

(1) The selected consolidated balance sheet information for the year ended December 31, 2018 have been derived from the audited financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Contact:

Stern Investor Relations, Inc.
Julie Seidel
212-362-1200
julie.seidel@sternir.com